Exhibit 10.9

Transphorm, Inc.
[Address]
March 22, 2007
Primit Parikh
[Address]
Re:    Offer of Employment
Dear Primit:
This letter will confirm the terms of your employment with Transphorm, Inc., a Delaware corporation (the “Company”), effective on March 26, 2007, or such other date agreed upon in writing by you and the Company, as follows:
1.    Title and Responsibilities. You will serve in the position of Chief Operating Officer, reporting to the Chief Executive Officer. You will assume and discharge such responsibilities as are commensurate with such position and as the Chief Executive Officer or Board of Directors may from time to time direct. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities, shall perform them faithfully, diligently and competently, and shall use your best efforts to further the business of the Company and its affiliated entities. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment.
2.    Terms; At-Will Employment. Your employment shall commence on March 26, 2007, or such other date agreed upon in writing by you and the Company. You agree that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time.
3.    Compensation; Equity.
(a)    In consideration of your services you will be paid a base salary of $12,500 per month, less applicable withholding, payable monthly or bi-monthly in accordance with the Company’s standard payroll practices. Your base salary will be reviewed annually by the Board of Directors of the Company.
(b)    As one of two founders of the Company, you will be offered the opportunity to purchase 800,000 shares of common stock of the Company upon the commencement of your employment with the Company. In the event you cease to provide services to the Company as an employee, consultant, advisor, officer or director of the Company for any reason, the Company shall have the option, for a period of 90 days from such date of termination, to repurchase all unvested shares at the lesser of the then fair market value of such shares and the original per share purchase price. Your shares shall be released from the Company’s repurchase option as follows: 25% of the total number of shares shall be released from the Company’s repurchase option on the one year anniversary of the commencement of your employment with the Company and 1/36th of the

Primit Parikh
March 22, 2007

remaining shares shall be released from the Company’s repurchase option each full month thereafter, provided that you continue to provide services to the Company on each such date. In addition, in the event that within twelve months following a “Change of Control” the Company terminates your status as a service provider to the Company without “Cause”, then the release of your shares from the Company’s repurchase option shall be accelerated such that 50% of the then unreleased shares shall be immediately and automatically released from the Company’s repurchase option. In the event that within twelve months following a “Change of Control” you terminate your status as a service provider to the Company for “Good Reason”, then the release of your shares from the Company’s repurchase option shall be accelerated such that 25% of the then unreleased shares shall be immediately and automatically released from the Company’s repurchase option.
A “Change of Control” means the sale, conveyance, license or other disposition of all or substantially all of the property (including intellectual property) or business of the Company, or a merger or consolidation of the Company with or into any other corporation or other business transaction or series of transactions as a result of which the Company’s stockholders immediately prior to the transaction hold less than a majority of the voting interests of the Company (or successor) after the transaction (taking account only of stock of the Company held by such stockholders prior to the transaction) or a transaction in which any shares of the Company’s Preferred Stock are converted into any other property or security, other than Common Stock, provided, however, that the following shall not be considered a Change of Control Transaction: (i) a consolidation with a wholly-owned subsidiary of the Company; (ii) a merger effected exclusively to change the domicile of the Company, or (iii) an equity financing consummated solely for capital-raising purposes in which the Company is the surviving corporation and which is approved by the Company’s Board of Directors (including the member of the Company’s Board of Directors appointed by the holders of the Company’s Series A Preferred Stock pursuant to Section 5(d) of Article V of the Company’s Certificate of Incorporation).
“Cause” shall mean (i) your failure to perform your duties or responsibilities within fifteen (15) days of written notice from the Company describing the failure; provided that with respect to any employee who is also a member of the Board of Directors of the surviving entity in such Change of Control, the action and notice shall be determined by a committee of such Board of Directors consisting of all Board members except for the member at issue; (ii) any act of dishonesty, fraud or misrepresentation by you related to the Company; (iii) your violation of any federal or state law or regulation applicable to the Company’s business; (iv) wrongful disclosure of any trade secrets or any confidential or proprietary information of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) any act by you that constitutes material misconduct and is injurious to the Company; or (vi) your commission of any felony or any other crime involving dishonesty or affecting the reputation of the Company.
“Good Reason” shall mean: if one or more of the following events shall occur (unless such event(s) applies generally to all senior management of the Company following a Change of Control): (i) the assignment to you of any duties or the reduction of your duties, either of which results in a significant diminution in your position or responsibilities with the Company in effect immediately prior to such assignment or reduction taken as a whole; provided, however, that (A) you understand and agree that a mere change in title will not be considered a significant diminution for purposes

Primit Parikh
March 22, 2007

of this subsection (i) and (B) you further understand and agree that in determining whether a diminution in your position or responsibilities with the Company is significant your responsibilities shall be measured with respect to the unit or equivalent structure that represents the Company’s business and not the business of the surviving entity taken as a whole; (ii) a material reduction by the Company in your base salary as in effect immediately prior to such reduction; or (iii) your relocation to a facility or a location more than 50 miles from your then present location, without your express written consent.
The final terms of your purchase of shares from the Company shall be set forth in a Restricted Stock Purchase Agreement to be entered into by and between you and the Company.
4.    Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees and managers to the full extent of your eligibility therefor. You shall be entitled to three (3) weeks of paid vacation per year in accordance with the Company’s vacation policy. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to other comparable employees. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. In the event that the Company has not established group medical, dental, life insurance and disability insurance plans, or similar benefit plans at the time you commence employment with the Company, the Company will reimburse you for the premium costs actually incurred or paid by you, in compliance with COBRA, for maintaining your currently effective group medical, dental, life insurance and disability insurance plans, or similar benefit plans until the Company establishes such plans.
The Company shall reimburse you for all reasonable business expenses actually incurred or paid by you in the performance of your services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect.
5.    Confidential Information. You agree to execute and deliver to the Company a confidential information and invention assignment agreement in the standard form utilized by the Company.
6.    No Conflicting Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
7.    General Provisions.
(a)    Your employment will be governed by the laws of the State of California.
(b)    This letter sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us.

If the foregoing accurately sets forth our mutual understanding and agreement regarding the terms of your employment, please acknowledge the same by signing and returning the enclosed copy of this letter.

Transphorm, Inc.

By:	/s/ Umesh Mishra
Umesh Mishra
Chief Executive Office
Acceptance:
I accept the terms of my employment with the Company as set forth herein.

/s/ Primit Parikh
Primit Parikh

Dated:	March 26, 2007